Contact: C. Doniele Kane, 816-983-1372, doniele.c.kane@kcsr.com

KCS’ Board of Directors Names Arthur L. Shoener President & Chief Operating Officer,
Elects Shoener to Board, and Authorizes Acquisition of 60 New Locomotives

Kansas City, Mo., June 13, 2006 – Kansas City Southern (KCS) (NYSE: KSU) announced today that Arthur L. Shoener has been named president and chief operating officer (COO) of the company and has been elected to the KCS board of directors. Michael R. Haverty, chairman and chief executive officer (CEO) of KCS, said Shoener will serve on the KCS board until the annual shareholders meeting in 2008, after which he would be eligible for nomination by the board and election by the shareholders. Previously, Shoener was executive vice president and COO of KCS. Haverty remains as chairman and CEO of KCS.

“Art’s accomplishments and ability in managing day-to-day operations since he arrived a year and a half ago demonstrate his qualifications to serve as president and to continue to integrate our railroads, both north and south of the border,” said Haverty. “Art also adds more rail operating experience and expertise to the board.”

Shoener will continue to lead The Kansas City Southern Railway Company (KCSR) as president and CEO, will oversee Kansas City Southern de Mexico, S.A. de C.V. (KCSM) operations as vice chairman of the KCSM board, and will oversee the Shared Services organization at KCS. Shared Services provides support in purchasing, marketing, human resources, labor relations, information technology and legal for both KCSR and KCSM. He will also work closely with Jose Zozaya, KCSM’s president and executive representative.

“I am pleased to have been named KCS’ president and COO and elected to the KCS board of directors,” said Shoener. “I look forward to working with Mike and the rest of the KCS team, and continuing the integration of our U.S. and Mexico holdings.”

The KCS board of directors also approved the acquisition of 30 GE Transportation Systems ES44AC locomotives to be delivered to KCSM in late 2006 and early 2007, and 30 EMD SD70ACe locomotives to be delivered to KCSR by the end of the third quarter of 2007. The acquisition of newer, more efficient and environmentally-friendly locomotives is part of the first phase of a five year plan. This plan will allow KCS to replace three older locomotives with two newer locomotives, improving the economics of fuel and maintenance for KCS’ operating subsidiaries, and reducing the overall number of locomotives. The acquisition of these new locomotives, coupled with the retirement of the older units, will have a net positive effect on the company’s annual operating cash flow and EBITDA, and will improve its overall liquidity position.

Headquartered in Kansas City, Mo., KCS is a transportation holding company that has railroad investments in the U.S., Mexico and Panama. Its primary U.S. holding is KCSR, serving the central and south central U.S. Its international holdings include KCSM, serving northeastern and central Mexico and the port cities of Lázaro Cárdenas, Tampico and Veracruz, and a 50 percent interest in Panama Canal Railway Company, providing ocean-to-ocean freight and passenger service along the Panama Canal. KCS’ North American rail holdings and strategic alliances are primary components of a NAFTA Railway system, linking the commercial and industrial centers of the U.S., Canada and Mexico.

This press release includes statements concerning potential future events involving the Company, which could materially differ from the events that actually occur. The differences could be caused by a number of factors including those factors identified in the “Risk Factors” and the “Cautionary Information” sections of the Company’s Form 10-K for the year ended December 31, 2005, filed by the Company with the Securities and Exchange Commission (SEC) (Commission file no. 1-4717). The Company will not update any forward-looking statements in this press release to reflect future events or developments.

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